VOTES

Morgan Grenfell SMALLCap Fund, Inc. - File # 811 4981

Attachment 77.c

a) Date of Annual Meeting:              25-Apr-97

b) Proposal Number 1:                Election of two Directors

          Vote for:                     7,382,587 shares         81.23%
          Vote against:                   234,077 shares          2.55%

c) Proposal Number 2:                Ratification or rejection of the selection
                                     of Certified Public Accountants

          Vote for:                     7,540,883 shares         82.97
          Vote against:                    55,557 shares          0.85%
          Vote abstain:                    62,274 shares          0.69%